Exhibit 10.1
February 29, 2024

Matteo Tarditi
Boston, MA

Dear Matteo,
I am pleased to extend this employment opportunity as President & CFO reporting directly to me. Your first day of employment with UNFI (the “Company”), and the effective date of this letter will be on or about April 15, 2024. This offer is contingent upon the successful completion of a pre-employment background check and form I-9.
The following information outlines the details of your new position with the Company:
•Base Salary: You will be paid an annual salary of $800,000. Your salary will be paid on a bi-weekly basis in accordance with the Company’s payroll practices. Pay dates currently occur every other Friday.
•Sign on Bonus: You will be awarded a one-time sign-on bonus of $250,000 payable after ninety (90) days of your date of hire.
•Annual Merit: Our annual performance review cycle takes place at the end of the fiscal year which runs from August through July. Company executives are reviewed by the board of directors, annually. You may be eligible to receive a merit increase in September 2025.
•Insurance Coverage: Your effective date for insurance coverage (medical, dental, vision, life, accidental death/ dismemberment, short-term disability, and long-term disability and FSA) will be the first of the month following 30 days of employment.
•Flexible Paid Time Off: The Company believes that it is important for all associates to take time off to re-energize. We also believe that associates should take responsibility for managing the integration of work and life by managing the needs of the business and their own personal need to spend time away from work rejuvenating. Associates are encouraged to take time off as needed. Time off is not accrued or tracked. UNFI also offers seven (7) paid holidays and 1 additional floating holiday pursuant to Company policy.
•401K:  You will be eligible to participate in the Company’s 401(k) Plan after 30 days of service if you meet the age requirement of 21 or older. Shortly after 30 days of service, you will be automatically enrolled to contribute 3% of your eligible pay unless you take action. You will receive a notice to your home address indicating your automatic enrollment date and you can either change your contribution rate, elect to contribute on an after-tax Roth basis, or opt-out prior to becoming automatically enrolled. After 6 months of employment and age 21 or older, the Company will match 50% of the first 8% of eligible compensation contributed to the Company’s 401(k) Plan per pay period. The Plan has a three-year cliff vesting schedule which applies to Company matching contributions and begins on your date of hire. If you are a rehire, you will not go through the automatic enrollment process.
•Annual Incentive Program: You will be eligible to participate in UNFI’s Annual Incentive Plan (AIP) targeted at 100% of your base salary with the ability to earn up to 150% of your target.  The payout is based on achievement of certain fiscal year goals and objectives and may be higher or lower based on factors such as performance, impact to the organization and leader discretion. Your participation in UNFI’s AIP will be prorated based on your role and start date within the current fiscal year.  This annual incentive will be payable in conjunction with all year-end incentive payments.
•Equity Incentive Program: Subject to approval by the Compensation Committee, you will be eligible to participate in the Company’s Long-Term Incentive Program starting in fiscal year 2025 (commencing August 4, 2024). The equity target for your role is expected to be $2,000,000, however the actual value of your grant may be higher or lower than that amount based on factors such as performance, impact to the organization and leader discretion. The Company will grant you a long-term incentive award at the same time and on the same terms as long-term incentive awards are granted to similarly situated associates of the Company and on a date on which the Company is not subject to a blackout period under its Insider Trading Policy (expected December). Most recently these awards were granted in a combination of 40% restricted stock units (RSUs) (three-year ratable vesting) and 60% performance stock units (PSUs) (with three-year cliff vesting and subject to achievement of pre-set performance objectives). The Company, at its discretion, from time to time may change, modify, amend, or terminate this incentive plan, policy, program, or award value.
•One-Time Prorated Equity Award: Since your start date is after the annual grant this fiscal year, you are eligible for a prorated new hire award (estimated at $1,371,585 with 60% PSUs and 40% RSUs). This award will be granted on or about the first trading date following your Start Date on which the Company is not subject to a blackout period under its Insider Trading Policy. The award will be prorated for the number of days worked between the most recent grant date and the 365 days following such date. For example, if you worked 180 days during the 365-day cycle, you would be eligible for ~49% of your annual equity target noted above. This award will be subject to the terms and conditions of the equity incentive plan pursuant to which the award is granted and the terms and conditions of the award agreement evidencing the award.
•Additional One-Time Inducement Grant: You will also be granted a one-time restricted stock unit award with a grant date value of $500,000 and such award will be granted by the Company on or about the first trading date following the Start Date on which the Company is not subject to a blackout period under its Insider Trading Policy. These units will vest ratably over three years on each anniversary of the grant date. This equity award will be subject to the terms and conditions of the equity incentive plan pursuant to which the award is granted and the terms and conditions of the award agreement evidencing the award.
•Restrictive Covenants: By accepting this offer of employment, and effective as of the first day of your employment with the Company, you agree to be bound by the terms and conditions set forth in Section IV, “Restrictive Covenants,” of UNFI’s Annual Incentive Program (AIP). These terms and conditions contain important legal rights and must be accessed at https://www.sec.gov/Archives/edgar/data/1020859/000102085923000048/ex1036-amendedannualincent.htm before you can accept this offer. Please read the Restrictive Covenants carefully and consult legal counsel, if necessary, to ensure you fully understand these provisions. You agree that the compensation described in this offer constitutes mutually-agreed upon consideration for the Restrictive Covenants.

•Severance: You will be entitled to severance benefits consistent with similarly situation officers, which benefits will include the following and be documented in a Severance Agreement substantially in the form of Severance Agreement filed on the Company’s Form 8-K dated December 7, 2022. In the event of any inconsistency between the terms of the Severance Agreement and those described herein, the terms of the Severance Agreement shall control. If the Company terminates your employment without Cause, or you resign for Good Reason, then the Company shall continue to pay you your base salary in effect as of the date of such termination or resignation for a period of one (1) year, subject to applicable withholding and deductions and a lump sum payment in an amount equal to one (1) times your annual incentive (annual bonus) based on performance at target levels of performance. In addition, the Company shall pay you, subject to applicable withholding and deductions, any Earned Incentive Compensation (as defined in the form of Severance Agreement), when such Earned Incentive Compensation would otherwise be payable, if the Employee’s employment was not terminated. If the Company terminates your employment without Cause, or you resign for Good Reason, the Company shall also pay you a lump sum of $35,000 that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise.
The severance benefits described herein shall be subject to terms and conditions similar to those applicable in the employment arrangements of other similarly situated Company officers.
•Change in Control: You will be entitled to severance benefits in connection with a Change in Control consistent with similarly situated officers, which benefits will include the following and be documented in a Change in Control Agreement substantially in the form of Change in Control Agreement filed on the Company’s Form 8-K dated November 8, 2018. In the event of any inconsistency between the terms of the Change in Control Agreement and those described herein, the terms of the Change in Control Agreement shall control. If your employment is terminated without Cause within two years following a Change in Control, or if you resign for Good Reason within such two year period, then the Company shall pay you, in a lump sum, an amount equal to two times the sum of (a) your base salary in effect as of the date of such termination or resignation (or, if greater, the base salary set forth in this letter) plus (b) your annual incentive bonus payment at target levels of performance, which total amount shall be subject to applicable withholding and deductions and shall be paid within sixty (60) days of such termination or resignation. In addition, if your employment is terminated without Cause within two years following a Change in Control, or if you resign for Good Reason within such two-year period, you shall be entitled to your annual incentive bonus payment, prorated for your time of employment, based on actual performance and payable at the time it would otherwise be paid had your employment not terminated, subject to applicable withholding and deductions. The LTI Grant, and any other equity or equity-based awards will become fully vested following a Change in Control (with all performance-based criteria deemed met at target levels of performance) upon your termination of employment if your employment is terminated by the Company without Cause or if you resign for Good Reason within two years after a Change in Control. If the Company terminates your employment without Cause, or you resign for Good Reason, within two years after a Change in Control, the Company shall also pay you a lump sum of $105,000 that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise.

The Change in Control severance benefits described herein shall be subject to terms and conditions similar to those applicable in the employment arrangements of other similarly situated Company officers.
This letter incorporates by reference the restrictive covenants set forth in the Severance Agreement and Change in Control Agreement.
This letter states the full terms of our offer of employment and supersedes all previous offers or other communications by any representative of the company regarding the terms of your employment. Notwithstanding the foregoing, our offer of employment is contingent upon, and will not be binding upon the Company or you until the satisfaction of the conditions set forth in the first paragraph of this letter and the commencement of your employment with the Company.
If you agree with the terms of employment described above, please sign and return to the undersigned a copy of this letter to me by March 1. 2024. We look forward to you joining UNFI and are confident your skills and expertise will make an immediate contribution to the growth of our company.

Sincerely,

Sandy Douglas

/s/ Giorgio Matteo Tarditi	March 1, 2024
Matteo Tarditi	Date